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                                                                       Exhibit 5

March 12, 2001


Samsonite Corporation
11200 East 45th Avenue
Denver, Colorado 80239

Ladies and Gentlemen,

I have been presented with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the U. S. Securities and Exchange Commission by Samsonite Corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of common stock with a par value $.01 per share (the "Shares") issued or to be issued under the Company's FY 1999 Stock Option and Incentive Award Plan (the "Stock Option Plan").

It is my opinion that all of the Shares have been duly authorized, and when issued and delivered in compliance with the terms and conditions of the Stock Option Plan, will be validly issued, fully paid and non-assessable. This opinion is based upon, conditioned by and subject to the limitations, qualifications, exceptions and assumptions set forth as follows:

1. I have examined such documents, certificates, instruments and other records as I deem necessary or appropriate as a basis for rendering this opinion. In this examination, I have assumed the genuiness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted to me as certified, conformed, facsimile or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

2. By virtue of a Rights Agreement adopted by the Company's Board of Directors on May 12, 1998, as amended, a right to purchase shares of the Company's Series B Junior Participating Preferred Stock (the "Preferred Stock"), upon the occurrence of certain events, is attached to the Shares. This opinion specifically excludes, and expresses no opinion regarding, the rights to purchase the Preferred Stock and the Preferred Stock.

3. This opinion assumes that the granting of awards (including stock options, restricted stock, stock units, incentive units, annual incentive compensation awards and SARs) under the Stock Option Plan, and the issuance of the Shares upon the exercise or maturity of those awards, have been and will be in accordance with the terms and provisions of the Stock Option Plan.

4. This opinion is furnished solely for your benefit in connection with the filing of the aforesaid S-8 Registration Statement and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose or relied upon by any other party.

5. I am admitted to the bar of the State of Colorado and I do not express any opinion as to the laws of any other jurisdiction or any other body of law except the Delaware General Corporation Law and the federal laws of the United States to the extent applicable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,


/s/ L.C. Ross
Vice President-Legal and General Counsel
Samsonite Corporation

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